Exhibit 99.1

Information intended to be disclosed to potential investors

On September 30, 2005, Equitable Resources, Inc. (the “Company”) intends to issue in a private placement senior notes due 2015 (the “Notes”) in an aggregate principal amount of $150,000,000.  The Company may increase that amount to not more than $200,000,000.  The Notes are expected to mature on or about ninety days after issuance (the “initial maturity”), but such maturity date will automatically be extended to ten years from the date of initial issuance upon the registration of a securities certificate with respect to the Notes with the Pennsylvania Public Utility Commission on or before the initial maturity.  In connection with the proposed private placement of the Notes, the Company intends to disclose in an offering memorandum the information furnished below to potential investors.

The following disclosure is set forth in the “Recent Developments” section of the Offering Memorandum in connection with the proposed private placement of the Notes:

In order to mitigate price volatility to some extent and to lock in pricing on a portion of our expected natural gas production and on natural gas sales transactions associated with gas held in storage, we periodically enter into commodity price derivative contracts (hedging arrangements).  Although hedging contracts reduce our exposure to subsequent price drops, under these contracts we are required to post collateral as margin when prices rise significantly.  The recent significant increase in natural gas prices, in part caused by severe hurricanes in the Gulf Coast region, has required us to post a much higher amount of margin than we typically have historically posted.  As of September 26, 2005, $462 million of cash collateral was posted as margin.  Our outstanding commercial paper balance on that date was $511 million.